FORUM FUNDS II

INVESTMENT ADVISORY AGREEMENT

Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
ABR Dynamic Blend Equity & Volatility Fund	1.75%	August 3, 2015
ABR Dynamic Short Volatility Fund	2.50%	June 16, 2017
ABR 75/25 Volatility Fund	2.50%	June 24, 2020

IN WITNESS WHEREOF, the parties hereto have caused this Revised Appendix A to be duly executed all as of June 24, 2020.

FORUM FUNDS II

/s/ Jessica Chase
Jessica Chase
President, Forum Funds II

ABR DYNAMIC FUNDS, LLC

/s/ Taylor Lukof
Taylor Lukof
Chief Executive Officer